Exhibit 99.1

CONTACTS:

Shelly Doran                     317.685.7330   Investors

Les Morris                         317.263.7711   Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP SELLS $1.2 BILLION OF SENIOR NOTES

Indianapolis, Indiana — November 10, 2011. Simon Property Group, Inc. (NYSE:SPG) announced today that its majority-owned partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”), has agreed to sell $1.2 billion of its senior unsecured notes in an underwritten public offering through Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, as joint book-running managers, and Mitsubishi UFJ Securities (USA), Inc., RBC Capital Markets, LLC, SMBC Nikko Capital Markets Limited, SunTrust Robinson Humphrey, Inc. and U.S. Bancorp Investments, Inc., as co-managers.  The offering consists of $500.0 million of 2.800% notes due 2017 and $700.0 million of 4.125% notes due 2021. The offering is expected to close on November 16, 2011.

The Operating Partnership intends to use the net proceeds from this offering to partially repay the outstanding U.S. dollar balance of its senior unsecured credit facility and for general business purposes.

Copies of the prospectus and prospectus supplement may be obtained by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

About Simon Property Group

Simon Property Group, L.P. is a majority-owned subsidiary of Simon Property Group, Inc. (the “Company”).  The Company is an S&P 500 company and the largest real estate company in the U.S.  The Company owns or has an interest in 391 retail real estate properties comprising 261 million square feet of gross leasable area in North America, Europe and Asia.  The Company is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide.  The Company’s common stock is publicly traded on the NYSE under the symbol SPG.